                                                                   Exhibit 23.1

                        Consent of Independent Auditors

The Board of Directors
Kana Communications, Inc.

   We consent to the incorporation by reference in this Amendment No. 1 to registration statement on Form S-4 of Kana Communications, Inc. of our reports dated January 20, 2000, with respect to the consolidated balance sheets of Kana Communications, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1999, and the related financial statement schedule, which reports appear in the December 31, 2000, Form 10-K of Kana Communications, Inc.

   We also consent to the reference to our firm under the heading "Experts" in this registration statement.

                                         /s/ KPMG LLP

Mountain View, California

May 17, 2001